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                    SECURITIES AND EXCHANGE COMMISSION


                                 EXHIBITS
                                    TO
                                 FORM 8-K
                              Current Report
                                  Under
                 The Securities And Exchange Act of 1934


                            FONAR CORPORATION
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          (Exact name of registrant as specified in its charter)


                            FONAR CORPORATION

                              EXHIBIT INDEX




EXHIBIT NO.                    DESCRIPTION

   2                    Stock Purchase Agreement
                          dated March 20, 1998

                                EXHIBIT 2

              STOCK PURCHASE AGREEMENT DATED MARCH 20, 1998

                         STOCK PURCHASE AGREEMENT

    AGREEMENT, dated March 20, 1998, between DAMADIAN MRI IN FOREST HILLS, P.C., a New York professional corporation having its principal place of business in Forest Hills, New York ("Damadian MRI"), U.S. HEALTH MANAGEMENT CORPORATION, a Delaware corporation having its principal place of business in Melville, New York ("HMC"), FONAR CORPORATION, a Delaware corporation having its principal place of business in Melville, New York ("Fonar"), RAYMOND V. DAMADIAN, M.D. ("RVD"), DR. GIOVANNI MARCIANO and DR. GLENN MURACA PHYSICIANS, P.C. ("Physicians"), CORONA MEDICAL OFFICES, P.C. ("Corona"), LIBERTY MEDICAL OFFICES, P.C. ("Liberty"), A & A SERVICES, INC. ("A & A"), RIDGEWOOD MEDICAL CARE, P.C. ("Ridgewood"), GLENN MURACA, M.D. ("Muraca") and GIOVANNI MARCIANO, M.D. ("Marciano"), (Physicians, Corona, Liberty, A & A and Ridgewood are New York corporations owned by Muraca and Marciano having their principal places of business in Queens County, New York and are hereinafter sometimes referred to as "the Selling Corporations", and Muraca and Marciano are hereinafter sometimes referred to as "Selling Stockholders."

                           W I T N E S S E T H:

    WHEREAS, the Selling Stockholders own and operate the Selling
Corporations, which consist of four professional corporations engaged in the practice of medicine and one business corporation engaged in the business of physician practice management in Queens County, New York;

    WHEREAS, A & A provides physician practice management services to Physicians, Corona, Liberty and Ridgewood (hereinafter sometimes referred to as the "Professional Corporations");

    WHEREAS, HMC is a business corporation engaged in the business of physician practice management and wishes to purchase all of the issued and outstanding shares of the stock of A & A;

    WHEREAS, Damadian MRI is a New York professional corporation which will direct and supervise the conduct of the medical practices of the Professional Corporations following the Closing of the stock purchases contemplated by this Agreement;

    WHEREAS, pursuant to the terms and conditions of this Agreement and in accordance with the direction of Damadian MRI, RVD will acquire all of the issued and outstanding shares of the stock of the Professional
Corporations;

    WHEREAS, pursuant to the terms and conditions of this Agreement Damadian MRI will enter into employment agreements with Muraca and Marciano at the Closing; and

    WHEREAS, Fonar is the parent corporation of HMC, and in order to induce the Selling Stockholders and the Selling Corporations to enter into this Agreement, has agreed to guaranty certain obligations of HMC, as set forth herein;

    NOW THEREFORE, in consideration of the premises, representations and covenants contained herein, the parties hereto agree as follows:

    1. Sale and Purchase of Stock of A & A. At the Closing, as hereinafter defined, HMC shall pay to the Selling Stockholders in exchange for all of the issued and outstanding shares of A & A the aggregate sum of Ten Million Dollars ($10,000,000) (the "A & A Purchase Price") plus certain additional contingent consideration, payable at the times and in the manner hereinafter set forth:

              a. Four Million Dollars ($4,000,000) in cash, by certified check or by wire transfer at the Closing ("Cash Consideration"). The Cash Consideration shall be payable to the Selling Stockholders in accordance with the allocations to be made pursuant to Section 3 hereof.

              b. Four Million Dollars ($4,000,000) by delivery of a promissory note or notes (the "Promissory Note Consideration") payable by HMC providing for sixteen (16) equal consecutive quarterly installments of principal and interest commencing one year following the Closing and payable on the same day of each month until paid in full. Interest on unpaid principal will accrue at the rate of six percent (6%) per annum from the date of the Closing. Such note or notes shall be in the form of Exhibit A hereto and shall be made payable to the Selling Stockholders in accordance with the allocations to be made pursuant to Section 3 hereof. Said note(s) shall be guaranteed by Fonar.

              c. Two Million Dollars ($2,000,000) in shares of the Common Stock of HMC (the "Stock Consideration"). Such shares of Common Stock shall be valued at the price shares of the Common Stock of HMC are offered to the public in HMC's initial public offering ("IPO").

              If, however, HMC shall not have successfully completed its initial public offering within two and one-half (2 1/2) years after the Closing, then each Selling Stockholder, by giving written notice to HMC, may require HMC to pay the portion of said Two Million Dollars ($2,000,000) which would have been payable to him by delivery of a promissory note or notes ("Substitute Promissory Note Consideration") providing for eight (8) equal quarterly installments of principal and interest commencing on the next principal payment date under the Promissory Note Consideration which is at least sixty (60) days following the date of the giving of such notice by the Selling Stockholders. Interest shall accrue on unpaid principal from the date of the note (which shall be the date notice is given by the Selling Stockholder) at the rate of six percent (6%) per annum. The Substitute Promissory Note Consideration shall be in the form of Exhibit B hereto.

              It is understood that unless the shares of stock comprising the Stock Consideration are registered under the Securities Act of 1933, as amended (the "Securities Act"), they will be "restricted securities," as defined under Rule 144 under the Securities Act, and subject to restrictions on their resale.

              For a period of one year following the issuance of any shares of the Common Stock of HMC pursuant to this Section 1(c), if HMC shall file a registration statement (excluding a registration statement on Form S-8 or other form not permitting the inclusion of the shares of HMC issued hereunder) with the Securities and Exchange Commission ("SEC") seeking to register shares of its Common Stock, then, to the extent permitted by then applicable rules and regulations of the SEC and to the extent permitted by the underwriter or underwriters, if any, in connection with such registration and contemplated offering, HMC will include in such filing and all related filings under applicable state securities laws (to the extent permitted thereunder) such number of the shares of the Common Stock of HMC issued pursuant to this Section 1(c) as the Selling Stockholders may request, at no expense to the Selling Stockholders.

              In addition, if the Selling Stockholders have been unable to sell all of the Stock Consideration by the end of the second year following the issuance thereof, then within ninety (90) days of receiving notice from the Selling Stockholders, HMC shall file a registration statement on the appropriate form with the SEC covering any such shares which could not have been sold because of the volume limitations or other restrictions contained in Rule 144. HMC will use its best efforts to cause such registration statement to become effective within ninety (90) days of the initial filing of such registration statement. In addition, HMC will make any necessary related filings under applicable state securities laws and use its best efforts to cause the shares to be qualified to be sold under such state securities laws at the time such registration statement becomes effective.

              If during the "Price Protection Period" (as hereinafter defined) the Selling Stockholders sell on the open market all or any part of the Stock Consideration which can then be sold for an aggregate sales price which is less than the IPO price per share multiplied by the number of shares sold, because of such market conditions, then HMC will pay the difference between the IPO price per share and the selling price per share, multiplied by the number of shares sold, to the Selling Stockholders over a period of two years in equal quarterly installments commencing on the first day of the first calendar quarter which is at least sixty days following receipt of notice from the Selling Stockholders (the "Price Protection Consideration"). Any Price Protection Consideration to a Selling Stockholder shall be represented by a promissory note in the form of Exhibit B-1 hereto, bearing interest at the rate of six percent (6%) per annum from the date of the note. The note shall be dated the first day following the expiration of the Price Protection Period and shall be delivered to the appropriate Selling Stockholder as soon after HMC receives notice from the Selling Stockholder as practicable. For the purposes hereof, the Price Protection Period shall mean the one-year period following the date on which any shares of the Stock Consideration can first be sold legally under Rule 144. With respect to any shares which cannot be sold legally under Rule 144 during such one-year period and which are not included in a registration statement which becomes effective under the Securities Act at least 90 days prior to the expiration of such one-year period, the Price Protection Period shall be extended (a) with respect to any shares covered by a registration statement which become effective prior to the expiration of such one-year period, to the date which is 90 days after the effective date of such registration statement or (b) with respect to any shares which were not registered under the Securities Act prior to the expiration of such one-year period and could not have been sold legally under Rule 144 during said one-year period, to the date which is the earlier of (i) 90 days after the effective date of any registration statement which is filed under the Securities Act covering said shares or (ii) 90 days after the date or dates (if all such shares cannot be legally sold at the same time) such shares can be legally sold under Rule 144. After the expiration of the Price Protection Period with respect to any shares of the Stock Consideration, the foregoing obligation of HMC to guarantee the IPO price shall expire with respect to such shares which could have been legally sold under Rule 144 or by reason of their registration under the Securities Act during the Price Protection Period.

    2. Sale of Stock of Professional Corporations. At the Closing, the Selling Stockholders shall sell all of the issued and outstanding shares of the stock of the Professional Corporations as directed by Damadian MRI, for a purchase price of $1.00 (the "P.C. Purchase Price") plus certain additional contingent consideration as hereinafter provided. As additional consideration for the purchase of the stock of the Professional Corporations, Physicians, following the Closing, will pay the Selling Stockholders One Million Five Hundred Thousand Dollars ($1,500,000) in installments as hereinafter provided (the "Supplemental P.C. Purchase Price"). At the Closing, Damadian MRI shall guaranty the payment of the Supplemental P.C. Purchase Price. Unless Damadian MRI shall otherwise direct, all of the issued and outstanding stock of the Professional Corporations shall be transferred to RVD at the Closing.

              The Supplemental P.C. Purchase Price shall be paid by delivery of a non-negotiable promissory note or notes (the "P.C. Promissory Notes") payable by Physicians without interest in sixty (60) equal consecutive monthly payments of principal in the amount of $25,000 each, commencing one month following the Closing and payable on the same day of each month until paid in full. Such note or notes shall be in the form of Exhibit C hereto and shall be made payable to the Selling Stockholders in accordance with the allocations to be made pursuant to
Section 3 hereof.

    2.1. Additional Contingent Consideration. The A & A Purchase Price and P.C. Purchase Price shall be increased as provided herein if, following the Closing, the aggregate "net income," as hereinafter defined, of A & A and the Professional Corporations (together, the Selling
Corporations), is greater than Two Million Three Hundred Thousand
($2,300,000) (the "Threshold") in any one or more of the five (5) years following the Closing.

              Except to the extent hereinafter provided, in any such year in which the Threshold is exceeded, the Selling Stockholders shall receive, in the aggregate, additional contingent consideration
("Additional Contingent Consideration") equal to:

                  (a) Seventy-Five percent (75%) of the aggregate net income of the Selling Corporations in such year between $2,300,000 and $2,800,000; plus

                  (b) Fifty percent (50%) of the aggregate net income of the Selling Corporations in such year between $2,800,000 and $3,500,000, plus

                  (c) Twenty-five percent (25%) of the aggregate net income of the Selling Corporations in such year in excess of $3,500,000.

              The first year for which Additional Contingent Consideration shall be calculated shall commence on the date of the Closing. The following four years for which Additional Contingent Consideration shall be calculated shall commence on the anniversary dates of the Closing. Unless the Selling Stockholders otherwise direct HMC and Damadian MRI in writing, the Additional Contingent Consideration shall be divided equally between the Selling Stockholders.

              Additional Contingent Consideration hereunder shall be calculated by HMC's independent certified public accountants within 120 days of the end of each year for which it is calculated and, except as hereinafter provided, be paid within 60 days after the date it is determined.

              HMC's independent certified public accountants shall prepare a report (the "Accountants' Report") detailing their calculation of Additional Contingent Consideration and provide a copy to the Selling Stockholders within 120 days of the end of the year for which it is calculated. If the Selling Stockholders disagree with the determination of Additional Contingent Consideration by HMC's independent certified public accountants, they shall give written notice (a "Dispute Notice") of such disagreement to HMC within thirty (30) days of their receipt of the Accountants' Report, and in such case the Selling Stockholders may appoint their own independent certified public accountants to review the determination made by HMC's accountants. HMC and Damadian MRI shall give the Selling Stockholders' accountants access to all books and records necessary for them to review or redetermine HMC's accountants' determination. If HMC's accountants and the Selling Stockholders' accountants have not reached agreement within 60 days of the preparation of the HMC's Accountants' Report, then such accountants shall prepare a list of the items on which they disagree, and such disputed items shall be submitted to arbitration in Nassau County, New York in accordance with the rules of the American Arbitration Association. Any determination made by the arbitrator(s) shall be binding upon the parties, but the arbitrators shall have no authority to alter or disregard any of the applicable terms or provisions of this Agreement. In the event that the Selling Stockholders shall issue a Dispute Notice, the time for payment of the Additional Contingent Consideration to which it relates shall be extended to fifteen (15) days after the parties or their accountants reach agreement in writing as to the amount of Additional Contingent Consideration payable, or until twenty (20) days following the final determination or disputed items by the arbitrators, provided, however, that any undisputed portion of the Additional Contingent Consideration shall be due and payable within 60 days of the issuance by HMC's accountants of the Accountants' Report, or within 15 days of the date upon which it is agreed in writing by the parties or their accountants, whichever is later.

              Each of HMC and Damadian MRI shall pay its proportionate share of the total Additional Contingent Consideration, as determined by their independent certified public accountants. HMC shall pay the portion thereof attributable to the net income of A & A, and Damadian MRI shall pay the portion thereof attributable to the net income of the Professional Corporations. Notwithstanding the foregoing, HMC and Damadian MRI shall be jointly and severally liable to the Selling Stockholders for the total amount of the Additional Contingent Consideration.

              For the purposes hereof, "net income" shall mean net income of the Selling Corporations as determined in accordance with generally accepted accounting principles by HMC's independent certified public accountants, excluding, as an expense, however, management fees payable by the Selling Corporations to Damadian MRI, HMC or HMC's subsidiaries other than A & A (except where such fees are for services previously provided for equal or greater fees by third parties), interest expenses with respect to any debt incurred to purchase the Selling Corporations and taxes, but including costs of revenue and expenses incurred by Damadian MRI, HMC or HMC's subsidiaries other than A & A (including allocable overhead and depreciation but excluding interest on any debt incurred to purchase the Selling Corporations and taxes) in connection with managing the business of and performing services for the Selling Corporations. In computing "net income," the reserves for doubtful accounts shall be determined based on the historical experience of the Selling Corporations.

              For the purposes hereof, the "net income" of the Selling Corporations shall represent the net income attributable to the management of and conduct of business at the offices listed on Exhibit V hereto (the "Offices"). It is contemplated, however, that additional offices may be opened by the Professional Corporations following the Closing. Prior to opening any such additional office by the Professional Corporations during the five year period for which Additional Contingent Consideration is to be calculated, however, HMC, Damadian MRI, Muraca and Marciano must agree in writing thereto and to the time period over which the costs and expenses of setting up such additional office will be charged for the purpose of calculating net income hereunder (which may be different than the time periods used for tax or financial reporting purposes). If such agreement is reached, the net income attributable to such additional office, as determined in accordance with this Agreement, shall be included with the net income attributable to the Offices in determining the aggregate net income of the Selling Corporations hereunder. During the five year period for which Additional Contingent Consideration is to be calculated, no allocation of salaries or other remuneration of HMC's management personnel will be made to A & A or any of the Professional Corporations and only the salary and other remuneration (not to exceed $80,000 per annum) of one additional manager may be added to the expenses of A & A and the Professional Corporations unless additional offices are opened or the parties otherwise mutually agree. In addition, if during the five year period for which Additional Contingent Consideration is to be calculated, the Professional Corporations consider acquiring any item of capital equipment with a purchase price in excess of $10,000, the Professional Corporations will consult with the Selling Stockholders respecting the necessity therefor and the effect thereof on the profitability of the Professional Corporations.

              If in any one or more of the five years for which Additional Contingent Consideration can be earned hereunder, the aggregate net income of the Selling Corporations is less than $2,300,000 (a "Shortfall"), then, for the purpose of determining Additional Contingent Consideration in subsequent years, the amount of the Shortfall shall be deducted from the amounts by which the aggregate net income of the Selling Corporations exceeds the Threshold ($2,300,000) in the following year or years, until the full amount of the Shortfall has been deducted.

    3. Closing. The Closing of the transactions contemplated hereby shall take place at the offices of HMC located at 110 Marcus Drive, Melville, New York, on March __, 1998 (such time and date is herein called the "Closing Date"). The Cash Consideration, Promissory Note
Consideration, P.C. Purchase Price, P.C. Promissory Notes and Stock Consideration (or Substitute Promissory Notes in place thereof) shall be allocated between the Selling Stockholders in accordance with the Allocation Schedule attached hereto as Exhibit F (the "Allocation
Schedule").

              At the Closing:

              (a) Payment of Cash Consideration for the Stock of A & A. The Cash Consideration for the stock of A & A shall be paid by HMC to the Selling Stockholders in accordance with the Allocation Schedule.

              (b) Promissory Note Consideration for the Stock of A & A. The promissory note or notes representing the Promissory Note
Consideration for the stock of A & A shall be executed and delivered by HMC to the Selling Stockholders in accordance with the Allocation
Schedule.

              (c) P.C. Purchase Price. The P.C. Purchase Price for the stock of the Professional Corporations shall be paid by Damadian MRI to the Selling Stockholders in accordance with the Allocation Schedule.

              (d) P.C. Promissory Notes. The P.C. Promissory Notes representing the Special Liability shall be executed and delivered by Physicians to the Selling Stockholders in accordance with the Allocation Schedule.

              (e) Fonar Guaranty. Fonar shall execute and deliver the Guaranty in the form of Exhibit E hereto respecting the obligations of HMC under the Promissory Note Consideration, any Substitute Promissory Note Consideration which may be required in substitution for the Stock Consideration and for any Price Protection Consideration or Additional Contingent Consideration.

              (f) Damadian MRI Guaranty. Damadian MRI shall execute and deliver the Guaranty in the form of Exhibit E-1 hereto respecting the obligations of Physicians under the P.C. Promissory Notes.

              (g) Security Agreement and Non-Recourse Guaranty of Professional Corporations. The Professional Corporations shall execute and deliver to the Selling Stockholders a security agreement and non-recourse guaranty in the form of Exhibit D. Pursuant to the guaranty, the Professional Corporations will guaranty, on a non-recourse basis, the obligations of HMC under the Promissory Note Consideration and Substitute Promissory Note Consideration and any obligations of HMC or Damadian MRI for Price Protection Consideration or Additional Contingent Consideration. Pursuant to the security agreement, the Professional Corporations will grant to the Selling Stockholders a security interest in the assets of the Professional Corporations to secure the payment of the P.C. Promissory Notes, the Promissory Note Consideration, the Substitute Promissory Note Consideration and any Price Protection Consideration or Additional Contingent Consideration. The security agreement will permit the Professional Corporations to transfer the assets or any part thereof to HMC or Damadian MRI. In the case of any such transfer of assets to HMC or Damadian MRI, HMC or Damadian MRI, as the case may be, will take such assets subject to such security interest and will assume the obligations of the Professional Corporations under such security agreement.

              (h) Security Agreement and Non-Recourse Guaranty of A & A. A & A shall execute and deliver to the Selling Stockholders a security agreement and non-recourse guaranty in the form of Exhibit D-1. Pursuant to the guaranty, A & A will guaranty, on a non-recourse basis, the obligations of HMC under the Promissory Note Consideration and the Substitute Promissory Note Consideration and any obligations of HMC or Damadian MRI for Price Protection Consideration or Additional Contingent Consideration. Pursuant to the security agreement, A & A will grant to the Selling Stockholders a security interest in the assets of A & A to secure the payment of the Promissory Note Consideration, the Substitute Promissory Note Consideration and any Price Protection Consideration or Additional Contingent Consideration. The security agreement will permit A & A to transfer the assets or any part thereof to HMC. In the case of any such transfer of assets to HMC, HMC will take such assets subject to such security interest and will assume the obligations of A & A under such security agreement.

              (i) Agreements with Selling Stockholders. Damadian MRI shall enter into Employment Agreements with Muraca and Marciano in the form of Exhibit G hereto (the "Employment Agreements").

              (j) Management Agreements. Prior to or at the Closing, the Professional Corporations shall enter into management service agreements ("Management Agreements") with A & A in the form of Exhibit W hereto. After the Closing, the Management Agreements may be amended from time to time or terminated without the consent of the Selling Stockholders.

              (k) IRS Election. The Selling Stockholders consent to the making of an election by HMC and Damadian MRI under Section 338(h)(10) of the Internal Revenue Code and will execute at the Closing or thereafter such documents reflecting such consent and agreement as HMC and Damadian MRI may reasonably request.

              (l) Collateral Assignment of Leases. The parties shall execute and deliver to the Selling Stockholders Collateral Assignments of Leases to secure the payment of the A & A Purchase Price and P.C. Purchase Price. The form and substance thereof shall be mutually agreeable to the parties.

              (m) Effectiveness of Transactions. The closing and effectiveness of each of the transactions and other actions contemplated at the Closing is contingent upon the closing and effectiveness of all of said transactions and actions in accordance with the terms of this Agreement, except to the extent any such contingency is waived or modified in writing.

    4. Representations and Warranties by the Selling Stockholders. The Selling Stockholders jointly and severally represent and warrant to HMC, with respect to A & A and to Damadian MRI and RVD, with respect to the Professional Corporations, as follows:

              (a) Organization and Standing of the Selling Stockholders, Et Cetera. Each Selling Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Complete and correct copies of each Selling Corporation's certificate of incorporation and all amendments thereto or restatements thereof, and of its By-Laws as presently in effect have been delivered by the Selling Stockholders to HMC and Damadian MRI. The number and kinds of shares of capital stock issued and outstanding of each Selling Corporation and the owners thereof are set forth in Exhibit H. There are no record or beneficial owners of any of the shares of the capital stock of any of the Selling Corporations other than as set forth in Exhibit H, and in each case such shares are owned free and clear of any and all pledges, security interests, liens, options, calls, or other contracts or encumbrances. All outstanding shares of the capital stock of each Selling Corporation are duly and validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive or other rights. Neither any Selling Stockholder nor any Selling Corporation is a party to or bound by any commitment, plan or arrangement to issue or sell any capital stock or any other equity interest in a Selling Corporation and there are no outstanding options, warrants or other commitments or obligations exercisable or convertible into any such security or interest in a Selling Corporation.

              (b) Authorization, Et Cetera. The execution and delivery of this Agreement and the sale and all other transactions contemplated hereby have been duly authorized by the necessary parties. No consent, approval, authorization or order of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of any Selling Corporation or any Selling Stockholder is required in connection with the execution and delivery of this Agreement or the carrying out of any transactions contemplated hereby. The Selling Stockholders have obtained or will obtain prior to the Closing all consents necessary to authorize the transactions contemplated by this Agreement under any contract, lease, indenture or other agreement to which any Selling Corporation or any Selling Stockholder is a party or by which it is bound. No such consents or registrations, filings or notifications are required except as set forth in Exhibit I.

              (c) Qualification. Each Selling Corporation is duly qualified, licensed or domesticated and in good standing as a foreign entity authorized to do business in each State wherein the character of the properties of the Selling Corporation or the nature of the business transacted by the Selling Corporation therein makes such qualification, licensing or domestication necessary.

              (d) Subsidiaries. No Selling Corporation owns any stock or other equity interest in any corporation, limited liability company, partnership or other entity.

              (e) Financial Statements. The Selling Stockholders have or will deliver to HMC and Damadian MRI:

                   (i) balance sheets prepared on a cash basis for each of the Selling Corporations and for the Selling Corporations on a consolidated basis as at December 31, 1997 and December
31, 1996 (the "Balance Sheet Dates").

                   (ii) an income statement for each of the Selling Corporations and for the Selling Corporations on a consolidated basis for the one-year periods ending December
31, 1997 and December 31, 1996;

                   (iii) schedules of accounts receivable as at the Balance Sheet Dates for each of the Selling Corporations and for the Selling Corporations on a consolidated basis, together with aged trial balances and analyses of aged trial balances as at the Balance Sheet Dates.

As soon as practicable, but in no event later than three days prior to the Closing Date, the Selling Stockholders will deliver to HMC and Damadian MRI updated schedules of accounts receivable, aged trial balances and analyses of aged trial balances as of a date no more than five (5) days prior to the Closing Date.

All financial statements, schedules, trial balances and analyses referred to above are, or will be when delivered, complete and correct in all material respects, prepared in accordance with proper accounting principles consistently followed throughout the periods indicated, fairly present or will when delivered fairly present, the consolidated financial position of the Selling Corporations and the individual financial positions of the Selling Corporations as at the respective dates indicated and the results of their consolidated and individual operations for the periods indicated, and disclose all liabilities, contingent or otherwise, of the Selling Corporations as at said dates. Notwithstanding anything to the contrary reflected on any such financial statements or other financial information provided by the Selling Stockholders to HMC and Damadian MRI, the Selling Stockholders shall indemnify and hold harmless HMC, Damadian MRI and following the Closing, the Selling Corporations, from any liability of any one or more of the Selling Corporations to Parkway Hospital.

              (f) Absence of Certain Changes. Since December 31, 1997, there has not been:

                   (i)  any change in the business, condition
     (financial or otherwise), assets or liabilities of any of the Selling Corporations, whether or not covered by insurance and whether or not arising from transactions in the ordinary course of business, which, individually or in the aggregate, has been materially adverse;

     (ii) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the business or prospects of any of the Selling Corporations or any of the assets and properties of the Selling
     Corporations;

     (iii) any increase in the compensation, pensions or other benefits payable or to become payable by any Selling Corporation to any of its officers or employees or any bonus payment or arrangement made to or with any thereof other than those which are consistent with past practices and have been disclosed in writing to HMC and Damadian MRI;

     (iv) any payment to any stockholder, director, officer or employee of any Selling Corporation or to any member of his or her immediate family other than payments of salary pursuant to employment relationships existing prior to June 30, 1997 other than those which have been disclosed in writing to HMC and Damadian MRI;

     (v) any dividend or distribution of any kind by or with respect to any Selling Corporation, authorized, declared, paid or effected, or any direct or indirect redemption, purchase or other acquisition of the outstanding capital stock or other equity interests of any Selling
     Corporation other than those which have been disclosed in writing to HMC and Damadian MRI;

     (vi)  any event or condition of any character
     materially and adversely affecting the businesses of any Selling Corporation;

     (vii) the operations and business of each of the Selling Corporations has been conducted in all respects only in the ordinary course and substantially in the manner in which they have been conducted since the formation and organization of such Selling Corporation; and

     (viii) at the time of Closing, and on the effective date of the Merger, the cash balances in the Selling
     Corporations' accounts will not be less than $100,000 in the aggregate.

              (g) Tax Returns and Payments. All tax returns and reports of each of the Selling Corporations required by law to be filed have been duly filed, and all taxes, assessments, fees and other governmental charges upon any properties, assets, income or franchises of any Selling Corporation or for which any Selling Corporation is otherwise liable, which are due and payable have been paid (with the exception of Federal, State and local income tax returns and taxes for the year ended December 31, 1997 which are on extension to September 15, 1998), other than those presently payable without penalty or interest and which have been disclosed in writing to HMC and Damadian MRI. The charges, accruals and reserves on the books of the Selling Corporations with respect to taxes for all fiscal periods are adequate and the Selling Corporations do not know of any actual or proposed tax assessment for any fiscal period or of any basis therefor other than as so reflected on their respective books and records. No extension of time for the assessment of deficiencies in any federal or state tax has been requested of or granted by any of the Selling Corporations. The Selling Stockholders shall file when due (or as may be extended) the Federal, State and local income tax returns for the Selling Corporations for all periods up to the Closing Date, shall pay all taxes, interest and penalties as may be due for such periods and shall be entitled to any refunds for any such periods up to the Closing Date.

              (h) Real Property. None of the Selling Corporations owns any real property. Exhibit J attached hereto contains a summary description of all leases of any real property held by any of the Selling Corporations. All real property used by the Selling Corporations in the conduct of their businesses is leased by one of the Selling Corporations. The Selling Corporations have delivered to HMC and Damadian MRI complete and correct copies of all leases for real property leased by the Selling Corporations. The Selling Corporations enjoy peaceful and undisturbed possession under all of said leases. All of such leases are valid and subsisting and none of them is in default. All real property leased and referred to in Exhibit J and the operation thereof conform in all material respects with all applicable ordinances, regulations and building, zoning and other laws which may affect the use of the property. No toxic, medically hazardous or radioactive materials are used in or produced by any operations of the Selling Corporations and no such materials are disposed of or stored on any properties leased by the Selling Corporations other than medical waste and x-ray materials which are produced or used in the ordinary conduct of the Professional Corporations' medical practices and which are used, stored and disposed of in accordance with applicable laws and regulations. To the extent indicated on Exhibit J, certain leases of real property have been personally guaranteed by one or both of the Selling Stockholders. Following the Closing, HMC and Damadian MRI jointly and severally shall indemnify the Selling Stockholders and hold them harmless from and against any losses, claims, lawsuits, judgments, costs and expenses arising from such guarantees. In the event that a claim is made against a Selling Stockholder for payment under any such guaranty, the Selling Stockholder shall give prompt notice thereof to HMC and Damadian MRI, and HMC and Damadian MRI shall pay or cause to be paid said claim or shall have the right to assume the defense thereof with counsel of their own choosing reasonably acceptable to the Selling Stockholder provided that such defense is conducted with diligence and continuity and provided further that the Selling Stockholder shall have the right to participate in the defense of any such claim with counsel of his choosing at the Selling Stockholder's expense. The parties shall cooperate in the defense of any such claim. Neither party shall have the right to settle any such claim without the consent of the other except that HMC and Damadian MRI may settle any such claim with or without the consent of the Selling Stockholder if they pay the amount of the settlement in full upon the settlement thereof.

              (i) Personal Property. All personal properties and assets used, or held for use, in the Selling Corporations' businesses are owned by the Selling Corporations and are listed in Exhibit L hereto. The Selling Corporations have good and marketable title to each of said items of personal property and assets, in each case subject to no mortgage, pledge, lien, conditional sale agreement, encumbrance or charge, except as set forth in Exhibit L attached hereto. None of said personal properties or assets is held by a Selling Corporation as lessee under or subject to any lease or as conditional vendee under any conditional sale or other title retention agreement, except as set forth in Exhibit K. All accounts and notes receivable reflected in the financial statements of the Selling Corporations delivered pursuant hereto and on the schedule of accounts receivable attached hereto as Exhibit M represent valid and binding obligations and are stated and reserved against in accordance with generally accepted accounting principles and the Selling Corporations' historical experience. All inventory and supplies are usable on a normal basis in the existing businesses of the Selling Corporations. There have been no acquisitions or dispositions of any inventory or supplies since December 31, 1997 except in the ordinary course of business.

              (j) Energy and Materials. No Selling Corporation has received any notice or other communication, whether formal or informal, from any supplier of gas, oil or electric power or of supplies or other materials used in its business or operations to the effect that any such energy source, supplies or material will become unavailable to an extent which might impair the continued conduct of its business or operations at the greater of their current or historic levels.

              (k) Insurance. All property and operations of the Selling Corporations are adequately insured with responsible insurers against all risks normally insured against by companies in similar lines of business. The insurance policies currently maintained by the Selling Corporations are listed on Exhibit N hereto and each is fully paid for periods extending in all cases beyond the Closing Date.

              (l) Disclosure. Neither this Agreement nor any certificate, list or other instrument purporting to disclose facts germane to the businesses of the Selling Corporations delivered or to be delivered to HMC or Damadian MRI by or on behalf of the Selling Corporations pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact. To the best of the Selling Stockholders' knowledge, there is no fact directly related to the Selling Corporations' businesses known to the Selling Corporations which materially and adversely affects the business, properties, operations, condition or prospects, financial or otherwise, of the Selling Corporations, which has not been set forth in this Agreement or in the other documents, certificates and statements already furnished to HMC or Damadian MRI by or on behalf of the Selling Stockholders in connection with the transactions contemplated hereby.

              (m) Contracts. With the exception of those contracts and commitments listed or referred to in Exhibit O, no Selling Corporation is a party to or bound by any contract or commitment, whether written or oral, other than:

                   (i) orders and commitments for the purchase of supplies or services entered into in the ordinary course of business not involving commitments to suppliers in the aggregate of more than Five Thousand United States Dollars (U.S. $5,000);

                   (ii) requests for medical services or medical or diagnostic procedures scheduled by patients or referring physicians, independently of any other agreement or contract, not involving, in each case, in excess of Five Thousand United States Dollars (U.S. $5,000); and

                   (iii) maintenance, service and other contracts for the Selling Corporations' equipment, each of which (A) is in the ordinary course of business and (B) involves an aggregate expenditure of less than Five Thousand United States Dollars (U.S. $5,000) after the date hereof; and

    The Selling Corporations have delivered to HMC and Damadian MRI complete and correct copies of all written contracts or commitments listed or referred to in Exhibit O. The Selling Corporations have complied fully with all the provisions of their outstanding agreements, contracts and commitments and are not in default under any of the terms thereof. At the time of the Closing there will be no loans or other indebtedness outstanding between any one or more of the Selling Corporations and either one or both of the Selling Stockholders.

              (n) Names, Copyrights, Patents, Trademarks, Et Cetera. The names or designations, trademarks, trade names, copyrights, patents and other statutory rights of the Selling Corporations are listed in Exhibit P and are valid and in good standing and are owned or held by the Selling Corporation indicated without any known or suspected conflict with the rights of others. The Selling Corporations have all franchises, permits, licenses and other authority as are necessary to enable them to conduct their respective businesses as now being conducted and as proposed to be conducted, and no Selling Corporation is in default under any of such franchises, permits, licenses or other authority. To the best of the Selling Stockholders' knowledge, the Selling Corporations possess all trademarks, trademark rights, trade names, trade name rights, copyrights, patents, patent rights and other statutory rights necessary for them to conduct their respective businesses as now being conducted and as proposed to be conducted, without conflict with any valid rights of others. No Selling Corporation has licensed any other person to use, or to have access to for any reason, any such rights owned or possessed by such Selling Corporation.

              (o) Compliance with Law and Government Regulations. To the best of the Selling Stockholders' knowledge, each Selling Corporation is in compliance with all applicable statutes, regulations, decrees, orders, restrictions, guidelines and standards, imposed by the United States of America, any state, county, municipality or agency of any thereof, and any foreign country or government to which such Selling Corporation or any of its respective operations may be subject, in respect of the conduct by such Selling Corporation of its business as currently conducted and the ownership and operation of its respective properties.

              (p) Compensation. Attached hereto as Exhibit Q is a true and complete list of all officers, and of all persons employed by or for the account of each Selling Corporation specifying the rate of compensation (including bonuses and commissions, if any) and position held by each such person.

              (q) Employee Stock Ownership Plan, Pension and Profit-Sharing Obligations. The Selling Corporations have delivered to HMC and Damadian MRI complete and correct copies or descriptions of, and any publications of the Selling Corporations relating to, current or future pensions, retirement pay or other obligations for deferred compensation applicable to persons employed by the Selling Corporations, whether or not such obligations are of a legally binding nature or in the nature of informal understandings, including, without limitation, any Employee Stock Ownership Plan and Trust ("ESOP") maintained by any of the Selling Corporations. A list of all employee profit-sharing, incentive, deferred compensation, or pension or retirement plans of the Selling Corporations is attached hereto as Exhibit R. None of said plans has incurred any "accumulated funding deficiency" as such term is defined in
Section 302 of the Employee Retirement Income Security Act of 1974, as amended (whether or not such deficiency is being waived).

              (r) Employee Benefit Plans. The Selling Corporations have delivered to HMC and Damadian MRI complete and correct descriptions of, and any publications of the Selling Corporations relating to, any employee benefit plans, other than those referred to in Section 4 (q) above, applicable to persons employed by the Selling Corporations, including but not limited to health insurance plans. A list of such employee benefit plans is attached hereto as Exhibit S.

              (s) Labor Contracts, Et Cetera. No Selling Corporation is a party to any collective bargaining or other labor union contract applicable to any persons employed by such Selling Corporation. No Selling Stockholder knows of any activities or proceedings of any labor union (or representatives thereof) to organize any employees of any Selling Corporation, or of any threats of strikes or work stoppages by any employees of the Selling Corporations.

              (t) Litigation. There is no litigation, arbitration, proceeding or investigation pending, or to the Selling Stockholders' knowledge, threatened, which might, either individually or collectively, result in any material adverse change in the business or condition (financial or otherwise) of any Selling Corporation or in any of its respective properties or assets, or in any material liability on the part of any Selling Corporation, or in any material change in the methods of doing business of any Selling Corporation, or which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement and, to the Selling Corporations' knowledge, there is no basis for any such litigation, arbitration, condemnation, proceeding or investigation. Each litigation, arbitration, proceeding or investigation which is pending or threatened with respect to any of the Selling Corporations is referred to in Exhibit T hereto.

              (u) Compliance with Other Instruments, Et Cetera. No Selling Corporation is bound by any agreement or instrument or subject to any charter or other restriction which materially and adversely affects its business, properties, operations or condition, financial or otherwise. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation, or be in conflict with any term, of the certificate of incorporation or the by-laws of any Selling Corporation, or any shareholder agreement or other governing agreement or document applicable to any Selling Stockholder or to any Selling Corporation. The Selling Stockholders warrant that the consummation of the transactions contemplated hereby will not result in any violation of or be in conflict with any contract or other instrument to which any Selling Stockholder or any Selling Corporation is a party, or by which it is otherwise bound.

              (v) Banks, Et Cetera. Attached hereto as Exhibit U is a true and complete list of every bank in which funds of the Selling Corporations are on deposit or in which any Selling Corporation has a safety deposit box.

              (w) No Broker. Neither the Selling Corporations nor the Selling Stockholders have employed any finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby, and the Selling Stockholders will indemnify HMC, Damadian MRI and RVD and hold them harmless against all liabilities, expenses, costs, losses and claims, if any, arising from the employment by, or services rendered to, the Selling Stockholders or Selling Corporations (or any allegation of any such employment by, or services rendered to, any of them) of any finder, broker, agent or other intermediary in such connection.

    5. Representations and Warranties of HMC and Damadian MRI. Each of HMC and Damadian MRI represents and warrants to the Selling Stockholders with respect to itself as follows:

              (a) Organization and Standing. It is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation (Delaware in the case of HMC, New York in the case of Damadian MRI) and has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

              (b) Authorization, Et Cetera. The execution and delivery of this Agreement and the sale and all other transactions contemplated hereby have been duly authorized by the necessary parties on behalf of Damadian MRI and HMC. Damadian MRI and HMC have obtained or will obtain prior to the Closing all consents necessary to authorize the transactions contemplated hereby under any contract, indenture or other agreement to which either of them is a party or by which it is bound. Damadian MRI and HMC shall also make all necessary governmental and non-governmental registrations, filings and notifications required to be made by them in connection therewith.

              (c) Litigation, Et Cetera. There is no litigation, arbitration, proceeding or investigation pending or threatened against it which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, or which, either individually or collectively, might result in any material adverse change in its business or condition (financial or otherwise) or in any of its properties or assets, or in any material liability on its part, or in any material change in its business, and to its knowledge, there is no basis for any such litigation, arbitration, condemnation, proceeding or investigation.

              (d) Compliance with Other Instruments. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation of or be in conflict with any term of its certificate of incorporation or by-laws or of any contract or other instrument to which it is a party, or of any judgment, decree, order, statute, rule or regulation by which it is bound.

              (e) Broker. It has not employed any finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby, and it will indemnify the Selling Stockholders and hold them harmless against all liabilities, expenses, costs, losses and claims, if any, arising from the employment by, or services rendered to it (or any allegation of any such employment by, or services rendered to it) of any finder, broker, agent or other intermediary in such connection.

    6. Covenants of the Selling Stockholders. The Selling Stockholders covenant and agree with HMC and Damadian MRI as follows:

              (a) Access, Information and Documents. The Selling Stockholders will give to HMC, Damadian MRI and their counsel, accountants and other authorized representatives full access during normal business hours to all of the assets and properties of the Selling Corporations, to the Selling Corporations' key personnel and persons with whom the Selling Corporations do business and to all books, contracts, commitments and records of the Selling Corporations and will deliver to HMC and Damadian MRI all such documents and copies of documents (certified, if requested) and information with respect to such properties and such business of the Selling Corporations as HMC and Damadian MRI from time to time may reasonably request. Without limiting the generality of the foregoing, prior to the Closing the Selling Corporations and the Selling Stockholders shall afford the representatives of (i) Messrs. Tabb, Conigliaro & McGann, P.C., or other accountants appointed by HMC and Damadian MRI such access and assistance as such accountants may reasonably request and (ii) any appraisers appointed by HMC and Damadian MRI such access and assistance as such appraisers may reasonably request in connection any appraisal which may be deemed desirable by HMC and Damadian MRI. The parties and their respective representatives mutually shall endeavor to conduct such examinations and appraisals in a manner designed to be at once the most efficient and the least disruptive of the Selling Corporations' conduct of business as is possible consistent with the due accomplishment of such examinations and appraisals.

              (b) Books and Records. At the Closing, the Selling Stockholders will turn over to Damadian MRI and HMC, all patient records and files, physician lists, lists of insurance companies, lists of health maintenance organizations and preferred provider organizations, books of account, inventory records, personnel records, financial books and records and other books and records, including without limitation tax records and returns, which are kept by or relate to the Professional Corporations, in the case of Damadian MRI and which are kept by or relate to A & A, in the case of HMC. The personnel of the Selling Corporations will cooperate in HMC's and Damadian MRI's obtaining necessary data in any manner which they may reasonably request.

              (c) Non-Competition. For a period of ten (10) years after the Closing, or for such longer period as may be required under any employment or other agreement to which he is or may become a party, neither Muraca nor Marciano will directly or indirectly form, own, manage, operate, join, control or participate in the formation, ownership, management, operation or control of, or be connected in any manner with, any business (whether as an officer, director, stockholder, employee or otherwise) (i) involving the management of, or the provision of management services to, any medical, physician or multi-specialty practice, or any medical center or other medical facility, anywhere in the United States of America, (ii) involving the ownership or operation of any medical, physician or multi-specialty practice, or any medical center or other medical facility in Queens, Kings, Nassau, Suffolk, Richmond, New York, Bronx and Westchester Counties in New York, Fairfield County in Connecticut and Bergen, Hudson, Union, Essex, Passaic and Middlesex Counties in New Jersey, (iii) engaged in any other business engaged in by any Selling Corporation on the date of the Closing in the aforesaid Counties, or (iv) otherwise competitive with the business of HMC, Damadian MRI, the Selling Corporations and their subsidiaries as the same may from time to time be conducted in the aforesaid Counties, provided, however, that if after the first five (5) years of the term of this covenant, either Muraca or Marciano shall no longer be employed by Damadian MRI, HMC, the Selling Corporations or their respective affiliates other than by reason of a default, breach or wrongful termination on his part, then, with respect to the party whose employment shall have terminated, the restriction contained in Subsection (iv) will terminate, the term of this covenant shall extend no longer than two (2) years following the termination of such employment, and the geographic scope of the covenants contained in Subsections (ii) and (iii) shall be limited to Queens, Kings, Nassau, Suffolk, Richmond, New York, Bronx and Westchester Counties in New York. Notwithstanding anything to the contrary contained herein, this covenant shall not prohibit either Muraca or Marciano from teaching part-time at any educational institution or providing medical consultations or other services on a part-time basis in connection with any such teaching position, any charitable activity or any research
conducted for charitable, educational or other non-profit entities.   In
addition, nothing contained herein shall prohibit either Muraca or Marciano from purchasing and holding shares of stock of a competitor of HMC, Damadian MRI, the Selling Corporations or their respective affiliates which are traded on any national or regional stock exchange or on the NASDAQ System as long as the shares owned by him at any one time do not exceed one percent (1%) of the total shares of such class outstanding and provided further that he exercises no control over and performs no executive, management or other services for such competitor. The ownership of real estate by the Selling Stockholders and the leasing of such real estate to tenants, including physicians and other medical providers, is not in itself prohibited by this covenant. Muraca and Marciano each agree that the remedy at law for any breach by either of them of the foregoing covenant would be inadequate and that HMC or Damadian MRI would be entitled to injunctive relief in the case of any such breach. Should it be held at any time that the restriction placed upon Muraca and Marciano by this Section 6(c) is too onerous and is not necessary for the protection of HMC, Damadian MRI, the Selling Corporations and their respective affiliates, Muraca and Marciano agree that any court of competent jurisdiction may impose any lesser restriction which such court may consider to be necessary or appropriate properly to protect HMC, Damadian MRI, the Selling Corporations and their respective affiliates, but any such determination as to the invalidity or unenforceability of this covenant shall not affect the validity or enforceability hereof in any State or other jurisdiction over which such court does not have jurisdiction. In the event that HMC or Damadian MRI shall default in the performance of any of its obligations under this Agreement and such default is not cured within any applicable grace or cure period, the obligations of Muraca and Marciano under this Paragraph 6(c) will terminate.

              (d) Collection of Accounts Receivable. After the Closing, the Selling Stockholders shall assist Damadian MRI in the collection of the accounts receivable of the Selling Corporations as existing on the Closing Date in such manner as Damadian MRI may from time to time request, at Damadian MRI's expense if any expense is entailed.

              (e) Employment Agreements. At the Closing, each of the Selling Stockholders will enter into an employment agreement with Damadian MRI in the form of Exhibit G hereto (the "Employment Agreements").

              (f) Cash. The amount of cash on deposit in the Selling Corporations' accounts shall not be less than $100,000 on the Closing Date.

              (g) Further Assurances. From time to time, at HMC's or Damadian MRI's request (whether at or after the Closing) and without further consideration, the Selling Stockholders will execute and transfer and will take such other action as HMC or Damadian MRI may reasonably request in order to more effectively give effect to the transactions contemplated hereby.

              (h) Management Agreements. Prior to or at the Closing, the Professional Corporations shall enter into Management Agreements with A & A in the form of Exhibit W hereto.

    7. Covenants of HMC and Damadian MRI. Each of HMC and Damadian MRI covenants and agrees with the Selling Stockholders that:

              (a) Books and Records. After the Closing, HMC or Damadian MRI, as the case may be, will permit the Selling Stockholders and their representatives, at such reasonable times as they may request, to inspect and make extracts from any books and records turned over by the Selling Stockholders to HMC or Damadian MRI, as the case may be, at the Closing for the purpose of preparing any tax returns, liquidating or complying with other governmental requirements.

              (b) Wayne Muraca. After the Closing, A & A or one or more of the Professional Corporations will continue to employ Wayne Muraca, whose employment will not be terminated by A & A or the Professional Corporations other than for cause. Until otherwise agreed with Wayne Muraca, his compensation shall be $60,000 per annum plus a car allowance in accordance with policies adopted by A & A or HMC (presently $360 per month).

    8. Conditions of HMC's and Damadian MRI's Obligations. The obligations of HMC and Damadian MRI under this Agreement are subject to the fulfillment to their reasonable satisfaction, prior to or at the Closing, of each of the following conditions:

              (a) Representations and Warranties True at Closing. The representations and warranties made by the Selling Stockholders in this Agreement and in any certificate or document delivered pursuant to the provisions hereof shall be true at and as of the time of Closing as though such representations and warranties were made at and as of such time.

              (b) Performance. The Selling Stockholders and Selling Corporations shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

              (c) Appraisal Reports. HMC and Damadian MRI shall have received prior to the Closing such appraisal reports with respect to the assets of the Selling Corporations as HMC and Damadian MRI may deem necessary and appropriate, and the form and substance of such appraisal reports shall be in all respects satisfactory to HMC and Damadian MRI.

              (d) No Government Opposition. No governmental entity shall have made known any opposition to, or questioning of, the consummation of the transactions contemplated hereby.

              (e) No Private Opposition. No private party shall have commenced an action or filed suit against any of the parties or their respective shareholders questioning in any way the validity of this Agreement or the transactions contemplated hereby.

              (f) Compliance Certificate. The Selling Stockholders shall have delivered to HMC and Damadian MRI a certificate or certificates dated the Closing Date, in form satisfactory to HMC's and Damadian MRI's counsel, to the fulfillment of the conditions specified in Sections 8(a) and 8(b).

              (g) Consents. The Selling Stockholders shall have obtained all consents and approvals required to be obtained by them hereunder to the transactions contemplated by this Agreement.

              (h) Opinion of the Selling Stockholders' Counsel. HMC and Damadian MRI shall have received a favorable opinion of the Selling Stockholders' counsel, Lawrence and Walsh, P.C., dated the Closing Date, and satisfactory to HMC, Damadian MRI and their counsel, covering the following matters:

                   (i) Representations and Warranties. The matters referred to in Sections 4(a), 4(b), 4(c) and 4(d).

          (ii) Proceedings. All corporate and other proceedings required by law or by the provisions of this Agreement to be taken by the Selling Corporations and Selling Stockholders in connection with the due consummation of the transactions contemplated hereby have been duly and validly taken.

              (i) Agreements with the Selling Stockholders. Each of the Selling Stockholders shall have entered into the Employment Agreements.

              (j) Condition of Assets. The tangible assets of the Selling Corporations shall be in operating condition and shall have suffered no loss or damage, whether by reason of causes within or without the control of the parties and whether covered by insurance or not.

              (k) Proceedings and Documents. All proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in legal substance and form to counsel for HMC and Damadian MRI, and HMC, Damadian MRI and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they or their counsel may reasonably request.

              (l) Management Agreements. The Professional Corporations shall enter into Management Agreements with A & A in the form of Exhibit W hereto.

    9. Conditions of the Selling Stockholders' Obligations. The obligations of the Selling Stockholders under this Agreement are subject to the fulfillment to the Selling Stockholders' reasonable satisfaction, prior to or at the Closing, of each of the following conditions:

              (a) Representations and Warranties True at Closing. The representations and warranties made by HMC and Damadian MRI in this Agreement and in any certificate or document delivered pursuant to the provisions hereof shall be true at and as of the time of Closing as though such representations and warranties are made at and as of such time.

              (b) Performance. HMC and Damadian MRI shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

              (c) Compliance Certificate. HMC and Damadian MRI shall have delivered to the Selling Stockholders a certificate or certificates of appropriate executive officers dated the Closing Date, certifying in form satisfactory to the Selling Stockholders' counsel, as to the fulfillment of the conditions specified in Sections 9(a) and 9(b).

              (d) Guaranties. Fonar and Damadian MRI shall execute and deliver guaranties to the Selling Stockholders in the forms of Exhibits E and E-1, respectively.

              (e) Security Agreements. The Professional Corporations and A & A shall execute and deliver to the Selling Stockholders the Security Agreements and Non-Recourse Guaranties in the forms of Exhibits D and D-1, respectively.

              (f) P.C. Promissory Notes. Physicians shall execute and deliver to the Selling Stockholders the P.C. Promissory Notes.

    10. Expenses. Except as otherwise provided herein, the Selling Stockholders will pay all costs and expenses attributable to the performance of and compliance with all agreements and conditions contained in this Agreement to be performed or complied with by the Selling Stockholders and Selling Corporations (including, without limitation, all fees and expenses of their counsel), and HMC and Damadian MRI will pay all costs and expenses attributable to the performance of and compliance with all agreements and conditions contained in this Agreement to be performed or complied with by them (including, without limitation, all fees and expenses of their counsel.

    11. Survival of Representations and Warranties. All statements, representations and agreements contained in any certificate or other instrument delivered by officers, employees, representatives or agents of the Selling Corporations, Selling Stockholders or any of them pursuant to this Agreement, or otherwise made by them or any of them in writing as a condition of, or otherwise in connection with, the transactions contemplated hereby, shall be deemed also to be representations and warranties by the Selling Stockholders hereunder. Such statements, representations and agreements and the representations and warranties made by the Selling Stockholders in this Agreement shall survive the Closing. Except in cases of fraud (whether against HMC, Damadian MRI or a third party, which third party by reason thereof has a claim against a Selling Corporation) or with respect to tax liabilities of any Selling Corporation for corporate income taxes or any personal income tax liabilities of the Selling Stockholders, the survival of such statements, representations, warranties and agreements shall be limited to a period of three years following the Closing.

    12. Indemnification. The Selling Stockholders jointly and severally shall indemnify and hold harmless HMC and Damadian MRI from all losses, liabilities, obligations, claims, lawsuits, judgments, costs and expenses (including reasonable attorneys' fees) arising from any material misrepresentation, breach of warranty or breach of covenant by the Selling Stockholders under this Agreement or the failure of the Selling Stockholders to perform any obligation required to be performed by either of them hereunder. In the event that any claim is made with respect to which HMC or Damadian MRI (each an "Indemnified Party") intends to seek indemnification hereunder, the Indemnified Party shall give each of the Selling Stockholders ("Indemnifying Parties") prompt written notice of such claim and the Indemnifying Parties shall have the right to assume the defense of the claim with counsel of their own choosing reasonably acceptable to the Indemnified Party provided that such defense is conducted with diligence and continuity and provided further that the Indemnified Party shall have the right to participate in the defense of such claim with counsel of its choosing. The parties shall cooperate in the defense of any such claim and neither the Indemnifying Parties or Indemnified Party shall have the right to settle or pay any such claim without the consent of the other. The foregoing indemnification provisions shall not be applicable to any obligations of the Selling Stockholders which arise solely under the Employment Agreements.

    13. Offsets. In the event that the Selling Stockholders shall be required to indemnify HMC or Damadian MRI pursuant to Paragraph 12 hereof, the amount of any such liability, obligation, loss, claim, judgment, cost or expense may be deducted from any amounts remaining to be paid on account of the A & A Purchase Price, the P.C. Promissory Notes or the Additional Contingent Consideration. Any such offset shall first be made against any unissued Stock Consideration, or if Substitute Promissory Note Consideration shall have been issued in lieu of Stock Consideration, from the payments under said note or notes. The remedy provided herein shall not be exclusive, and HMC and Damadian MRI may elect to pursue other remedies available at law, in equity or as provided by this Agreement in lieu of such remedy or concurrently with such remedy.

    13.1 Indemnification by HMC and Damadian MRI. HMC and Damadian MRI shall indemnify and hold harmless the Selling Stockholders from all losses, liabilities, obligations, claims, lawsuits, judgments, costs and expenses (including reasonable attorneys' fees) arising after the Closing from events, acts or omissions (other than acts or omissions of a Selling Stockholder) occurring after the Closing, which are incurred or suffered by, or asserted or claimed against, a Selling Stockholder solely because prior to the Closing he was a stockholder of A & A, in the case of indemnification by HMC or one or more of the Professional Corporations, in the case of indemnification by Damadian MRI. In the event that any claim is made with respect to which a Selling Stockholder (each an "Indemnified Party") intends to seek indemnification hereunder, the Indemnified Party shall give the party from which he intends to seek indemnification hereunder ("Indemnifying Party") prompt written notice of such claim and the Indemnifying Party shall have the right to assume the defense of the claim with counsel of its own choosing reasonably acceptable to the Indemnified Party provided that such defense is conducted with diligence and continuity and provided further that the Indemnified Party shall have the right to participate in the defense of such claim with counsel of its choosing. The parties shall cooperate in the defense of any such claim and neither the Indemnifying Party nor the Indemnified Party shall have the right to settle or pay any such claim without the consent of the other.

    14. Notices, Et Cetera. All notices, consents and other communications hereunder shall be in writing (except for those relating to day-to-day transactions in the ordinary course of business where representatives of the parties may reach a decision, subsequently to be confirmed in writing) and shall be deemed to have been given when delivered personally, sent by Federal Express or other overnight courier service, or mailed by first-class, registered or certified mail, postage prepaid, addressed (a) if to the Selling Stockholders or Selling Corporations, at Woodhaven Medical Center, 86-18 Jamaica Avenue, Woodhaven, New York 11421; or at such other address as the Selling Stockholders shall have furnished to HMC and Damadian MRI in writing, (b) if to HMC, at 110 Marcus Drive, Melville, New York 11747; Attention:
President, or at such other address as HMC shall have furnished to the Selling Stockholders in writing, or (c) if to Damadian MRI, at 109-15 Queens Boulevard, Forest Hills, New York 11375, Attention: President, or at such other address as Damadian MRI shall have furnished to the Selling Stockholders in writing.

    15. Publicity; Confidentiality. No party to this Agreement shall directly or indirectly make or cause to be made any public announcements or issue any notices in any form (other than as may be required by law) with respect to this Agreement or the transactions contemplated hereby without the consent in writing of the other parties, provided, however, that following the Closing HMC or Damadian MRI may issue any such public announcements or notices. Following the issuance of a public announcement by HMC or Damadian MRI, the Selling Stockholders may do so as well. In the event that the transactions contemplated by this Agreement shall not be consummated, HMC and Damadian MRI shall return to the Selling Stockholders all such written information as they shall have received from them in connection with this Agreement, and the Selling Stockholders shall return to HMC and Damadian MRI all such written information as they shall have received from them in connection with this Agreement. Thereafter each party shall continue to hold the others' information in confidence, according to such information the same degree of security generally accorded its own proprietary information.

    16. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of such parties. This Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of such change, waiver, discharge or termination is sought. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. The headings of this Agreement are for reference only, and shall not limit or otherwise affect any of the terms or provisions hereof. This Agreement may be executed in several counterparts and may be executed by the respective parties hereto on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.


    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in the manner legally binding upon them as of the date first above written.

                                DAMADIAN MRI IN FOREST HILLS, P.C.
                                By:  /s/ Raymond V. Damadian
                                     Raymond V. Damadian,
[Seal]                               President
ATTEST:
/s/ Ron Conigliaro
Ron Conigliaro



                                U.S. HEALTH MANAGEMENT CORPORATION
                                By:  /s/ Timothy Damadian
                                     Timothy Damadian,
                                     President
[Seal]
ATTEST:
/s/ Ron Conigliaro
Ron Conigliaro



                               FONAR CORPORATION
                               By:  /s/ Raymond V. Damadian
[Seal]                              Raymond V. Damadian, President
ATTEST:
/s/ Ron Conigliaro
Ron Conigliaro



                                    /s/ Raymond V. Damadian
                                    RAYMOND V. DAMADIAN



                              DR. GIOVANNI MARCIANO AND DR. GLENN
                              MURACA PHYSICIANS, P.C.
[Seal]                        By:  /s/ Glenn Muraca
ATTEST:
/s/ Giovanni Marciano
Giovanni Marciano



                              CORONA MEDICAL OFFICES, P.C.
                              By:  /s/ Glenn Muraca
[Seal]
ATTEST:
/s/ Giovanni Marciano
Giovanni Marciano



                              LIBERTY MEDICAL OFFICES, P.C.
                              By:  /s/ Glenn Muraca
                                   Glen Muraca
[Seal]
ATTEST:
/s/ Giovanni Marciano
Giovanni Marciano



                              A & A SERVICES, INC.
                              By:  /s/ Glenn Muraca
                                   Glenn Muraca
[Seal]
ATTEST:
/s/ Giovanni Marciano
Giovanni Marciano



                              RIDGEWOOD MEDICAL CARE, P.C.
                              By:  /s/ Glenn Muraca
                                   Glenn Muraca
[Seal]
ATTEST:
/s/ Giovanni Marciano
Giovanni Marciano



                              /s/ Glenn Muraca
                              GLENN MURACA, M.D.




                              /s/ Giovanni Marciano
                              GIOVANNI MARCIANO, M.D.




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